UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 04, 2021

VIRACTA THERAPEUTICS, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	000-51531	94-3295878
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2533 S. Coast Hwy. 101, Suite 210
Cardiff, California		92007
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (858) 400-8470

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	VIRX	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On November 4, 2021, Viracta Therapeutics, Inc. (the Company) entered into a loan and security agreement with Silicon Valley Bank and Oxford Finance LLC (the Lenders) and Silicon Valley Bank as collateral agent for the lenders, providing for up to $50.0 million in three tranches (the SVB-Oxford Loan Agreement). Under the terms of the SVB-Oxford Loan Agreement, the Company borrowed the first tranche of $5.0 million, and the Company may borrow up to an additional $20.0 million until August 31, 2022, and up to an additional $25 million until January 1, 2024, which may be extended to January 1, 2025, upon the achievement of a prespecified milestone.

The loans will be due on the scheduled maturity date of November 1, 2026 (the Maturity Date). Repayment of the loans will be interest only through January 1, 2024 (or January 1, 2025, under certain circumstances) (the Amortization Date), followed by equal monthly payments of principal plus accrued interest for (i) 35 months if the Amortization Date is January 1, 2024, and (ii) 23 months if the Amortization Date is January 1, 2025. The per annum interest rate for any outstanding loan is equal to the greater of (i) 8.15% and (ii) the sum of (a) the prime rate, as reported in The Wall Street Journal on the last business day of the month that immediately precedes the month in which the interest will accrue, plus (b) 4.90%. Notwithstanding the foregoing, the per annum interest rate for the period from November 5, 2021, through and including November 30, 2021, shall be 8.15%.

In addition, a final payment equal to 5.0% of the amount of the loans drawn will be due on the earlier of the Maturity Date, acceleration of the loans, or prepayment of the loans. If the Company elects to or is required to prepay the loans, a prepayment fee equal to 1.0% or 2.0% of the then outstanding principal balance will also be due, depending upon when the prepayment occurs.

The Company is subject to customary affirmative and restrictive covenants under the SVB-Oxford Loan Agreement. The Company’s obligations under the SVB-Oxford Loan Agreement are secured by a first priority security interest in substantially all of its current and future assets, other than intellectual property. The Company has also agreed not to encumber its intellectual property assets, except as permitted by the SVB-Oxford Loan Agreement.

The SVB-Oxford Loan Agreement also contains customary indemnification obligations and customary events of default, including, among other things, the Company’s failures to fulfill certain obligations under the SVB-Oxford Loan Agreement and the occurrence of a material adverse change in the Company’s and/or its subsidiaries’ business, operations, or condition (financial or otherwise), a material impairment of the prospect of repayment of any portion of the loans, or a material impairment in the perfection or priority of Lenders’ lien in the collateral or in the value of such collateral. If an event of default occurs and is continuing under the SVB-Oxford Loan Agreement, the Lenders would be entitled to exercise their remedies thereunder, including the right to accelerate the loans, upon which the Company may be required to repay all amounts then outstanding under the SVB-Oxford Loan Agreement.

The foregoing description of the SVB-Oxford Loan Agreement does not purport to be a complete statement of the parties’ rights under such agreement and is qualified in its entirety by reference to the full text of the SVB-Oxford Loan Agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2021.

Item 1.02 Termination of a Material Definitive Agreement.

In connection with entering into the SVB-Oxford Loan Agreement, the Company and Silicon Valley Bank agreed to terminate the loan and security agreement entered into by the Company and Silicon Valley Bank on July 30, 2020, which provided for up to $15.0 million in four tranches. The Company had previously borrowed $5.0 million under such prior agreement, and the principal plus interest and fees were repaid as part of the termination.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information regarding the SVB-Oxford Loan Agreement provided in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 8.01 Other Events.

On November 5, 2021, Viracta issued a press release announcing entry into the SVB-Oxford Loan Agreement. A copy of such press release is filed as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

99.1	Press Release, dated November 5, 2021
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Viracta Therapeutics, Inc.

Date:	November 5, 2021	By:	/s/ Daniel Chevallard
Daniel Chevallard Chief Operating Officer and Chief Financial Officer